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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number:  0-27218

                             Learmonth & Burchett
                            Management Systems PLC
            (Exact name of registrant as specified in its charter)

                        1800 West Loop South, Suite 900
                             Houston, Texas  77027
                                (713) 625-9300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   American Depository Shares, each representing
                 two (2) Ordinary Shares, 10 pence par value.
           (Title of each class of securities covered by this Form)


                                     None
        (Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)     [x]          Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2(i)      [ ]
     Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6              [ ]
     Rule 12h-3(b)(1)(i)     [x]

     Approximate number of holders of record as of the certification or notice date: 1
      ---

     Pursuant to the requirements of the Securities Exchange Act of 1934 Learmonth & Burchett Management Systems PLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 2, 1998            By:   \S\ LARRY S. FREEDMAN
                                    -----------------------
                                    Larry S. Freedman
                                    Senior Vice President and General Counsel